Exhibit 99.2 - Charter of the Nominating and Corporate Governance Committee

CHARTER OF THE NOMINATING AND CORPORATE
GOVERNANCE COMMITTEE OF THE BOARD
OF DIRECTORS OF ISRAMCO, INC.

I.	PURPOSE

The Nominating and Corporate Governance Committee (the “Committee’) of the Board of Directors (“Board”) of Isramco, Inc. (the “Corporation”) establishes Board membership criteria, assists the Board by identifying individuals qualified to become Board members; facilitates the annual review of the performance of the Board and its committees, periodically reviews management succession plans, and makes recommendations to the Board with respect to corporate governance principles.

II.	MEMBERSHIP

The members of the Committee and Chairperson of the Committee are appointed and subject to replacement by the Board. The members of the Committee serve until their successors are duly elected and qualified, and they may be removed by the Board of Directors in its discretion. The Committee is comprised of at least two (2) directors, at least one of whom satisfies the independence standards as established in the Corporation’s certificate of incorporation and/or by-laws. The Committee shall meet periodically in executive sessions without members of management or management directors present.

III.	ROLES AND RESPONSIBILITIES

The responsibilities of the Committee include:

(i) Review with the Board the appropriate size of the Board and the requisite skills and characteristics of its members.

(ii) Assess Board candidates, including, but not limited to, consideration of the following criteria: (i) roles and contributions valuable to the business community, (ii) personal qualities of leadership, character and judgment, and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to high ethical standards, (iii) relevant knowledge and diversity of Board members’ background and experience (iv) whether the candidate has the time required for preparation, participation and attendance at meetings, and (v) requirements relating to Board and Board committee composition under applicable law and Nasdaq listing standards.

(iii)  Review the advisability of a director’s continued service on the Board when the director’s principal occupation or business association changes, or when circumstances arise which may raise questions about the director’s continuing qualifications in relation to the Board membership criteria referred to above. In addition, the Committee will review the resignation of any director.

(iv) Review the Board’s committee structure and recommend to the Board the appointment of committee members and chairs.

(v) Define and articulate the Corporation’s overall corporate governance structures, including the development and recommendation to the Board of Directors of the Isramco Corporate Governance Guidelines.

(vi) Review Guidelines periodically, recommending changes as necessary to reflect sound governance practices.

(vii) Review the Corporation’s position and practices on significant issues of corporate public responsibility such as protection of the environment, and philanthropic contributions.

(viii) Review stockholder proposals.

A.     QUALIFIED DIRECTOR CANDIDATES

(i) Identify individuals that the Committee believes are qualified to become Board members in accordance with the Board membership criteria and approve and recommend such nominee or nominees to the Board to stand for election at the next meeting of stockholders of the Corporation at which directors will be elected.

(ii) In the event there is a vacancy on the Board, identify individuals that the Committee believes are qualified to become Board members in accordance with the Board membership criteria set forth above, and recommend such person or persons for appointment to the Board.

(iii) Review and assess the independence of each director nominee, taking into consideration the independence standards as established in the Corporation’s by-laws.

(iv) Review and evaluate stockholder nominees for director (submitted in accordance with the Corporation’s Bylaws and applicable law) in accordance with the Board membership criteria set forth above.

       B.    BOARD AND COMMITTEE SELF-ASSESSMENT

(i)	Assist the Board with periodic self-assessments of the Board and its committees, with the goal of improving the effectiveness of the Board.

(ii)	Periodically review the Corporation’s non-management director compensation practices.

C.     SUCCESSION PLANNING

Review periodically with the Chairman and CEO his or her assessment of corporate officers and succession plans relating to their positions.

D.    MEETINGS, REPORTS, CHARTER REVIEW, PERFORMANCE EVALUATION AND OUTSIDE ADVISORS

(i) Hold regular meetings of the Committee, reporting significant matters arising from such meetings to the Board. A majority of the members of the Committee shall constitute a quorum. A majority of the members present (in person or by telephone or videoconferencing equipment) shall decide any matter brought before the Committee.

(ii) Review and reassess the adequacy of this Charter at least annually and submit any changes to the Board for approval.

(iii) The Committee shall have the authority to retain search firms to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Committee may deem appropriate in its sole discretion. Fees and retention terms shall be approved by the Board of Directors.

(iv) The Chairperson of the Committee reports the actions and recommendations of the Committee to the full Board of Directors after each Committee meeting.